EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and in the related Prospectus of Intel Corporation for the registration of its debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees, or units and to the incorporation by reference therein of our reports dated February 13, 2015 (except for Note 10, 26 and 27, as to which the date is June 5, 2015) with respect to the consolidated financial statements of Intel Corporation for the year ended December 27, 2014 included in its Current Report on Form 8-K dated June 5, 2015, and our reports dated February 13, 2015, with respect to the financial statement schedule and the effectiveness of internal control over financial reporting of Intel Corporation, included in its Annual Report (Form 10-K) for the year ended December 27, 2014, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
October 28, 2015